FIRST AMENDMENT TO RIGHTS AGREEMENT


         This First Amendment to Rights Agreement (this "Amendment") is between Health Risk Management, Inc., a Minnesota corporation (the "Company") and Norwest Bank Minnesota, N.A., a national banking association (the "Rights Agent"), effective as of October 1, 1999.

         A. The Company and the Rights Agent entered into a Rights Agreement, dated as of April 4, 1997 (the "Rights Agreement"). Capitalized terms used and not otherwise defined in this Amendment will have the meaning attributed to such terms in the Rights Agreement.

         B. Section 27 of the Rights Agreements provides that the Company may amend the Rights Agreement upon the approval of at least a majority of the Board of Directors of the Company (provided at the time of such approval by the Board there are then in office not less than two Continuing Directors and such approval is joined in by a majority of the Continuing Directors then in office) and upon any such amendment, the Rights Agent shall amend the Rights Agreement as the Company directs.

         C. The Company desires, and hereby directs the Rights Agent, to amend the Rights Agreement and the Rights Agent agrees to such amendment, on the terms and conditions set forth in this Amendment.

         Accordingly, the Company and the Rights Agent agree as follows:

1. Representation and Warranties. The Company represents and warrants to the Rights Agent that:

                  (a) to the best knowledge of the Company, this Amendment shall not materially adversely affect the interest of the holders of the Rights Certificates; and

                  (b) this Amendment is authorized pursuant to the requirements of Section 27 of the Rights Agreement, having been approved by a majority of the Company's Continuing Directors as evidenced by the officer's certificate attached hereto as Exhibit A.

2. Continuing Directors. Section 1(g) of the Rights Agreement is amended by adding the following language to the last sentence of Section 1(g):

                  ; and (iii) in the event that any provision hereof that uses or incorporates the term Continuing Directors is determined under applicable law to render such provision, any other provisions or the entire Rights Agreement void, voidable, invalid or otherwise unenforceable, then all such references to Continuing Directors in such provision shall be amended, without further action of the parties hereto, to refer to the entire Board of Directors of the Company.


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3. No Other Changes. Except as specifically amended by this Amendment, all other provisions of the Rights Agreement remain in full force and effect. This Amendment shall not constitute or operate as a waiver of, or estoppel with respect to, any provisions of the Rights Agreement by any party hereto.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         The Company and the Rights Agent have caused this Amendment to be duly executed on their behalf by their respective duly authorized representatives as of the date first written above.


HEALTH RISK MANAGEMENT, INC.                NORWEST BANK MINNESOTA, N.A.


By:      /s/ Gary McIlroy                   By:      /s/ Beverly Robinson
     Gary T. McIlroy, M.D.                        Its:         Corp. Officer
     Its:  Chief Executive Officer and
           Chairman of the Board





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                              OFFICER'S CERTIFICATE


         The undersigned hereby certifies that the First Amendment to the Rights Agreement between Health Risk Management, Inc. and Norwest Bank Minnesota, N.A., dated as of April 4, 1997 (the "Rights Agreement") to which this Officer's Certificate is attached as Exhibit A, complies with the terms of Section 27 of the Rights Agreement.


                                                      /s/ Gary McIlroy
                                             Gary T. McIlroy, M.D.
                                             Chief Executive Officer and
                                             Chairman of the Board